Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record First Quarter 2018 Financial Results

•	First Quarter 2018 Revenues of $497.8 million, Up 11.5% Compared to Prior Year Quarter

•	First Quarter Fully Diluted and Adjusted EPS of $1.04 Compared to $0.34 in Prior Year Quarter

Washington, D.C., Apr. 26, 2018 — FTI Consulting, Inc. (NYSE: FCN) today released its financial results for the quarter ended March 31, 2018.

First quarter 2018 revenues of $497.8 million increased $51.4 million, or 11.5%, compared to revenues of $446.3 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased by $39.4 million, or 8.8%, compared to the prior year quarter. The increase in revenues was primarily driven by higher demand within the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments. Net income of $38.9 million compared to $14.0 million in the prior year quarter. The increase was largely due to higher revenues and a lower effective income tax rate. Adjusted EBITDA was $72.3 million, or 14.5% of revenues, compared to $38.3 million, or 8.6% of revenues, in the prior year quarter. The increase in Adjusted EBITDA was primarily due to higher revenues and improved utilization. First quarter 2018 fully diluted earnings per share (“EPS”) and Adjusted EPS of $1.04 compared to $0.34 in the prior year quarter.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “Our record first quarter results, together with our strong second half of 2017, reflect the enormous efforts our leaders and professionals have made in listening to our clients and investing heavily to deliver on core client needs. Though quarters will always have some volatility, the overall improvement of our positions over these past several years is gratifying and powerful.”

Cash Position and Capital Allocation

Net cash used in operating activities was $69.2 million for the quarter ended March 31, 2018 compared to $93.1 million for the quarter ended March 31, 2017. The year-over-year reduction in the use of operating cash resulted from improved cash collections.

During the quarter, the Company used approximately $14.2 million to repurchase 337,075 shares of its common stock at an average price per share of $42.17. As of March 31, 2018, approximately $99.1 million remained available for stock repurchases under the Company’s $300.0 million share repurchase authorization.

Total debt was $445.0 million at March 31, 2018 compared to total debt of $400.0 million at December 31, 2017 and $407.0 million at March 31, 2017. Cash and cash equivalents were $152.0 million at March 31, 2018 compared to $190.0 million at December 31, 2017 and $121.0 million at March 31, 2017. Total debt, net of cash, was $293.0 million at March 31, 2018, up from $210.0 million at December 31, 2017 and $286.0 million at March 31, 2017.

First Quarter 2018 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $37.0 million, or 35.0%, to $142.9 million in the quarter compared to $105.9 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $34.3 million, or 32.4%, compared to the prior year quarter. The increase in revenues was due to higher demand for restructuring, business transformation and transaction services. Adjusted Segment EBITDA was $34.8 million, or 24.4% of segment revenues, compared to $10.3 million, or 9.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues with improved utilization.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $16.6 million, or 14.9%, to $128.0 million in the quarter compared to $111.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $14.9 million, or 13.3%, compared to the prior year quarter. The increase in revenues was primarily driven by increased demand for construction solutions, investigations and health solutions services. Adjusted Segment EBITDA was $25.8 million, or 20.1% of segment revenues, compared to $13.5 million, or 12.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues with improved utilization.

Economic Consulting

Revenues in the Economic Consulting segment decreased $6.1 million, or 4.4%, to $133.1 million in the quarter compared to $139.2 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $9.9 million, or 7.1%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for antitrust services in North America. Adjusted Segment EBITDA was $19.1 million, or 14.4% of segment revenues, compared to $20.1 million, or 14.4% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by lower variable compensation costs.

Technology

Revenues in the Technology segment decreased $5.2 million, or 11.2%, to $40.9 million in the quarter compared to $46.1 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $6.0 million, or 12.9%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for managed review services, largely related to a decline in demand for merger and acquisition-related “second request” services. Adjusted Segment EBITDA was $5.7 million, or 14.0% of segment revenues, compared to $7.8 million, or 16.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues.

Strategic Communications

Revenues in the Strategic Communications segment increased $9.1 million, or 20.7%, to $52.8 million in the quarter compared to $43.7 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $6.2 million, or 14.1%, compared to the prior year quarter. The increase in revenues was primarily due to an increase in both project- and retainer-based revenues. Adjusted Segment EBITDA was $9.9 million, or 18.7% of segment revenues, compared to $4.3 million, or 9.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues.

First Quarter 2018 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2018 financial results at 9:00 a.m. Eastern Time on April 26, 2018. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2017. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles (“GAAP”). Certain of these measures are considered “non-GAAP financial measures” under the Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA below in order to more fully define the components of certain non-GAAP financial measures presented in this earnings release. We define Segment Operating Income as a segment’s share of Consolidated Operating Income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment

Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of Consolidated Operating Income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenues. We believe that the non-GAAP financial measures, which exclude the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges, when considered together with our GAAP financial results and GAAP measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share (“EPS”), respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt and the adjustment related to the adoption of the 2017 U.S. Tax Cuts and Jobs Act (“2017 Tax Act”). We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the effects of the remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt and the adjustment related to the adoption of the 2017 Tax Act, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, fluctuations in the price per share of our common stock, adverse financial, real estate, or other market and general economic conditions, and other future events, which could impact each of our segments differently and could be outside of our control, the pace and timing of the consummation and integration of future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, new laws and regulations, or changes thereto, including the 2017 Tax Act, and other risks described under the heading “Item 1A, Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations,” and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$152,044	$189,961
Accounts receivable:
Billed receivables	417,085	390,996
Unbilled receivables	367,516	312,569
Allowances for doubtful accounts and unbilled services	(201,013)	(180,687)

Accounts receivable, net	583,588	522,878
Current portion of notes receivable	29,371	25,691
Prepaid expenses and other current assets	50,775	55,649

Total current assets	815,778	794,179
Property and equipment, net	75,586	75,075
Goodwill	1,208,011	1,204,803
Other intangible assets, net	42,390	44,150
Notes receivable, net	91,215	98,105
Other assets	43,472	40,929

Total assets	$2,276,452	$2,257,241

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$105,966	$94,873
Accrued compensation	191,055	268,513
Billings in excess of services provided	46,446	46,942

Total current liabilities	343,467	410,328
Long-term debt, net	441,473	396,284
Deferred income taxes	129,274	124,471
Other liabilities	124,804	134,187

Total liabilities	1,039,018	1,065,270

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 37,720 (2018) and 37,729 (2017)	377	377
Additional paid-in capital	261,765	266,035
Retained earnings	1,085,061	1,045,774
Accumulated other comprehensive loss	(109,769)	(120,215)

Total stockholders’ equity	1,237,434	1,191,971

Total liabilities and stockholders’ equity	$2,276,452	$2,257,241

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Revenues	$497,774	$446,344

Operating expenses
Direct cost of revenues	321,117	309,072
Selling, general and administrative expenses	112,128	107,690
Amortization of other intangible assets	2,270	2,493

	435,515	419,255

Operating income	62,259	27,089

Other income (expense)
Interest income and other	(1,800)	605
Interest expense	(6,244)	(5,801)

	(8,044)	(5,196)

Income before income tax provision	54,215	21,893
Income tax provision	15,270	7,877

Net income	$38,945	$14,016

Earnings per common share — basic	$1.06	$0.35

Weighted average common shares outstanding — basic	36,700	40,527

Earnings per common share — diluted	$1.04	$0.34

Weighted average common shares outstanding — diluted	37,612	41,245

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$10,446	$7,370

Total other comprehensive income, net of tax	10,446	7,370

Comprehensive income	$49,391	$21,386

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Net income	$38,945	$14,016
Add back:
Remeasurement of acquisition-related contingent consideration	—	166
Tax impact of remeasurement of acquisition-related contingent consideration	—	(65)

Adjusted net income	$38,945	$14,117

EPS and Adjusted EPS — diluted	$1.04	$0.34

Weighted average number of common shares outstanding — diluted	37,612	41,245

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2018 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$38,945
Interest income and other							1,800
Interest expense							6,244
Income tax provision							15,270

Operating income	$33,211	$24,330	$17,648	$2,593	$8,365	$(23,888)	$62,259
Depreciation and amortization	802	1,028	1,364	3,077	593	901	7,765
Amortization of other intangible assets	791	399	124	62	894	—	2,270

Adjusted EBITDA	$34,804	$25,757	$19,136	$5,732	$9,852	$(22,987)	$72,294

Three Months Ended March 31, 2017 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$14,016
Interest income and other							(605)
Interest expense							5,801
Income tax provision							7,877

Operating income	$8,749	$11,924	$18,502	$4,440	$2,527	$(19,053)	$27,089
Depreciation and amortization	781	1,173	1,454	3,206	602	1,355	8,571
Amortization of other intangible assets	795	424	154	158	962	—	2,493
Remeasurement of acquisition-related contingent consideration	—	—	—	—	166	—	166

Adjusted EBITDA	$10,325	$13,521	$20,110	$7,804	$4,257	$(17,698)	$38,319

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2018 (unaudited)
Corporate Finance & Restructuring	$142,922	$34,804	24.4%	71%	$444	910
Forensic and Litigation Consulting	128,039	25,757	20.1%	67%	$326	1,072
Economic Consulting	133,109	19,136	14.4%	71%	$543	689
Technology (1)	40,914	5,732	14.0%	N/M	N/M	288
Strategic Communications (1)	52,790	9,852	18.7%	N/M	N/M	630

	$497,774	$95,281	19.1%			3,589

Unallocated Corporate		(22,987)

Adjusted EBITDA		$72,294	14.5%

Three Months Ended March 31, 2017 (unaudited)
Corporate Finance & Restructuring	$105,901	$10,325	9.7%	59%	$377	900
Forensic and Litigation Consulting	111,406	13,521	12.1%	60%	$330	1,110
Economic Consulting	139,221	20,110	14.4%	72%	$554	660
Technology (1)	46,087	7,804	16.9%	N/M	N/M	296
Strategic Communications (1)	43,729	4,257	9.7%	N/M	N/M	657

	$446,344	$56,017	12.6%			3.623

Unallocated Corporate		(17,698)

Adjusted EBITDA		$38,319	8.6%

N/M — Not meaningful

(1)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Operating activities
Net income	$38,945	$14,016
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,765	8,571
Amortization and impairment of other intangible assets	2,270	2,493
Acquisition-related contingent consideration	396	395
Provision for doubtful accounts	5,676	3,551
Non-cash share-based compensation	4,676	7,281
Non-cash interest expense and other	591	508
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(61,677)	(52,489)
Notes receivable	2,622	7,153
Prepaid expenses and other assets	(378)	553
Accounts payable, accrued expenses and other	9,348	287
Income taxes	13,480	3,650
Accrued compensation	(92,501)	(92,561)
Billings in excess of services provided	(413)	3,505

Net cash used in operating activities	(69,200)	(93,087)

Investing activities
Purchases of property and equipment	(7,680)	(5,831)
Other	27	127

Net cash used in investing activities	(7,653)	(5,704)

Financing activities
Borrowings under revolving line of credit, net	45,000	37,000
Deposits	1,431	3,069
Purchase and retirement of common stock	(14,220)	(36,918)
Net issuance of common stock under equity compensation plans	4,215	(812)
Payments for acquisition-related contingent consideration	(2,502)	—

Net cash provided by financing activities	33,924	2,339

Effect of exchange rate changes on cash and cash equivalents	5,012	1,253

Net decrease in cash and cash equivalents	(37,917)	(95,199)
Cash and cash equivalents, beginning of period	189,961	216,158

Cash and cash equivalents, end of period	$152,044	$120,959